Exh. 99.1

Veradigm Inc. Receives Nasdaq Notice

Regarding Delayed Form 10-Q Filing

CHICAGO – August 18, 2023 – Veradigm Inc. (NASDAQ: MDRX) announced today that, as expected, it received a notice from Nasdaq indicating that the Company remains noncompliant with Nasdaq Listing Rule 5250(c)(1) because the Company has not filed its Annual Report on Form 10-K for the year ended December 31, 2022 (the “Form 10-K”), Quarterly Report on Form 10-Q for the quarter ended March 31, 2023 (the “Q1 Form 10-Q”) and Quarterly Report on Form 10-Q for the quarter ended June 30, 2023 (the “Q2 Form 10-Q”, and together with the Q1 Form 10-Q, the “Form 10-Qs”). Nasdaq Listing Rule 5250(c)(1) requires listed companies to timely file all periodic reports with the Securities and Exchange Commission (the “SEC”).

The Company previously received notices (the “Prior Notices”) from Nasdaq on March 20, 2023 and on May 18, 2023 that it was not in compliance with Nasdaq Listing Rule 5250(c)(1) because the Company had not timely filed the Form 10-K and the Q1 Form 10-Q. The Company received notice (the “Additional Notice”) from Nasdaq on August 16, 2023 that it was not in compliance with Nasdaq Listing Rule 5250(c)(1) because the Company had not timely filed the Q2 Form 10-Q. In response to the Prior Notices and pursuant to Nasdaq Listing Rules, on May 18, 2023, the Company submitted to Nasdaq its compliance plan (the “Compliance Plan”) addressing both the Form 10-K and Q1 Form 10-Q filings, which was approved by Nasdaq. The Company plans to submit an update to the Compliance Plan on or prior to August 31, 2023 addressing its plans to file the Q2 Form 10-Q and regain compliance under the Listing Rules.

The Prior Notices and the Additional Notice have no immediate effect on the listing of the Company’s common stock on the Nasdaq Global Select Market. As previously disclosed, the Company has been unable to file the Form 10-K, and consequently, the Form 10-Qs, because of internal control failures that primarily stem from accounting processes and a software tool implemented by the Company in order to comply with the requirements of FASB’s rule ASC 606. While the Company hopes to file the Form 10-K and Form 10-Qs on or prior to September 18, 2023, which is the end of the 180 day “exception period” under the Listing Rules (the “Exception Period”), there can be no assurance that the Company will be able to meet that deadline and regain compliance.

About Veradigm®

Veradigm is a healthcare technology company that drives value through its unique combination of platforms, data, expertise, connectivity, and scale. The Veradigm Network features a dynamic community of solutions and partners providing advanced insights, technology, and data-driven solutions, all working together to transform healthcare insightfully. For more information on Veradigm, visit www.veradigm.com, or find Veradigm on LinkedIn, Facebook, Twitter, and YouTube

For more information contact:

Investors:

Jenny Gelinas

312-506-1237

jenny.gelinas@veradigm.com

Media:

Concetta Rasiarmos

312-447-2466

concetta.rasiarmos@veradigm.com

© 2023 Veradigm Inc. and/or its affiliates. All Rights Reserved.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements regarding the Company’s beliefs and expectations relating to the filing of the Form 10-K and Form 10-Qs and whether the Company will be able to regain compliance within the Exception Period. These forward-looking statements are based on the current beliefs and expectations of the Company’s management with respect to future events, only speak as of the date that they are made and are subject to significant risks and uncertainties. Such statements can be identified by the use of words such as “future,” “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “will,” “would,” “could,” “continue,” “can,” “may,” “look forward,” “aim,” “hopes,” and similar terms, although not all forward-looking statements contain such words or expressions. Actual results could differ significantly from those set forth in the forward-looking statements.

Important factors that may cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, a further material delay in the Company’s financial reporting, including as a result of unanticipated factors or factors that the Company currently believes will not cause delay that could cause further delay, the possibility that the ongoing review may identify additional errors or control deficiencies in the Company’s accounting practices, the likelihood that the control deficiencies identified or that may be identified in the future will result in additional material weaknesses in the Company’s internal control over financial reporting, the possibility that the Company is unable to regain compliance with, or thereafter continue to comply with, the Listing Rules, or experience violations of additional Listing Rules, the possibility that the Nasdaq may delist the Company’s securities and other factors contained in the “Risk Factors” section and elsewhere in the Company’s filings with the SEC from time to time, including, but not limited to, its Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. The Company does not undertake to update any forward-looking statements to reflect changed assumptions, the impact of circumstances or events that may arise after the date of the forward-looking statements, or other changes over time, except as required by law.